Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-93109, 333-52176, 333-110104, 333-156380,  and 333-171491 on Form S-8 of our report dated October 29, 2012,  relating to the financial statements of ARI Network Services, Inc. included in this Annual Report on Form 10-K for the year ended July 31, 2012.

/s/  Wipfli, LLP

Milwaukee,  Wisconsin

October 29, 2012